Exhibit 99.3

Unaudited Pro Forma Income Statement of LSI Industries Inc.

Introductory Note

The Company acquired substantially all the net assets of SACO Technologies Inc. on June 26, 2006. The purchase price was $45.0 million, consisting of $23.2 million in cash, 1,419,355 common shares of LSI Industries valued at $20.4 million (at $14.36 per share, the closing price on the date of acquisition), and approximately $1.2 million in transaction costs, which primarily consisted of financial advisory, legal and accounting services, and bank debt prepayment fees.

The acquisition has been accounted for as a purchase, effective on the date of acquisition. The total purchase price exceeded the estimated fair value of net assets by approximately $42.7 million. This will be recorded as various identified intangible assets, and goodwill when the valuation of such assets has been completed. Until such time as the valuation study is complete, the total value will be reported as goodwill on the Company’s balance sheet. Identified intangible assets will be amortized beginning July 1, 2006 over appropriate lives, whereas goodwill will not be amortized to expense on the Company’s financial statements. For purposes of the pro forma results, the amortization expense related to the intangible assets has not been recorded because the value of the identified intangible assets is not known.

The purchase of SACO Technologies Inc. was initially reported on a Current Report on Form 8-K dated and filed on June 28, 2006 and is being amended hereby to include the financial statements required by Item 9.01.

The unaudited pro forma financial information gives effect to the acquisition as if it had occurred on July 1, 2005 by combining the unaudited historical financial statements of SACO Technologies Inc. for the period July 1, 2005 through June 23, 2006 to the reported financial results of LSI Industries Inc. for the twelve months ended June 30, 2006. Because SACO Technologies Inc. was on a different year-end than LSI Industries Inc., the SACO financial information provided for the pro forma income statement was compiled by adding subsequent interim results and deducting the comparable preceding year interim results to their December 31, 2005 statement of operations, and is unaudited.

The unaudited historical financial statements of SACO Technologies Inc. were presented in Canadian dollars. For purposes of presenting the unaudited pro forma income statement of LSI Industries Inc., the historical financial statements of SACO Technologies Inc. were translated into U.S. dollars using the average daily closing currency exchange rate for the period July 1, 2005 through June 23, 2006.

The pro forma income statement includes the write-off on an investment in a joint venture by SACO Technologies Inc. prior to acquisition. The amount of the write-off, before tax, was $773,000 U.S. dollars.

LSI Industries Inc

Unaudited Pro Forma Income Statement

For the Year Ended June 30, 2006

(amounts in thousands of U.S. dollars

except per share data)

	HISTORICAL		Pro Forma Adjustments		Pro Forma Combined
	LSI Industries Inc.	SACO Technologies Inc.
TOTAL NET SALES	$280,470	$12,859	$(6	)(1)	$293,323
COST OF SALES	209,057	6,308	(4	)(1)	215,361

GROSS INCOME	71,413	6,551	(2)		77,962
SELLING AND ADMINISTRATIVE EXPENSES	49,898	5,624	(344	)(2)	55,178

INCOME FROM OPERATIONS	21,515	927	342		22,784
INTEREST (INCOME)/ EXPENSE	(472)	411	985	(3)	924

INCOME BEFORE TAXES	21,987	516	(643)		21,860
INCOME TAXES	7,544	424	(236)		7,732

NET INCOME	$14,443	$92	$(407)		$14,128

NET INCOME PER SHARE:
Basic	$0.72				$0.65
Diluted	$0.71				$0.65

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	20,194		1,400	(4)	21,594
Diluted	20,429		1,400	(4)	21,829

The following adjustments to the unaudited pro forma income statement of LSI Industries Inc. for the twelve months ended June 30, 2006 relate to the acquisition of SACO Technologies Inc. as if it had occurred June 30, 2005.

1)	This adjustment reflects the elimination of sales between SACO Technologies and LSI Industries.

2)	This adjustment represents the adjustment of the Company’s facility lease expense to reflect the terms of a renegotiated lease agreement.

3)	This adjustment represents an adjustment to LSI’s interest expense reflective of the financing of the SACO Technologies acquisition.

4)	The adjustment reflects an increase in the weighted average shares outstanding for the period July 1, 2005 to July 23, 2006 as a result of the acquisition of SACO Technologies Inc.